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EXHIBIT 77D

FOR RIVERSOURCE VARIABLE PORTFOLIO - EMERGING MARKETS FUND,
RIVERSOURCE VARIABLE PORTFOLIO - GROWTH FUND,
RIVERSOURCE VARIABLE PORTFOLIO - INTERNATIONAL OPPORTUNITY FUND,
RIVERSOURCE VARIABLE PORTFOLIO - LARGE CAP EQUITY FUND,
RIVERSOURCE VARIABLE PORTFOLIO - LARGE CAP VALUE FUND,
RIVERSOURCE VARIABLE PORTFOLIO - MID CAP GROWTH FUND,
RIVERSOURCE VARIABLE PORTFOLIO - MID CAP VALUE FUND,
RIVERSOURCE VARIABLE PORTFOLIO - S&P 500 INDEX FUND,
RIVERSOURCE VARIABLE PORTFOLIO - SMALL CAP ADVANTAGE FUND

At a Board meeting held on September 13-14, 2006, the non-fundamental investment policy that limits investments in securities of investment companies was eliminated.